Exhibit (a)(1)(C)

ELECTION FORM

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Eligible Options for Restricted Stock Units dated April 3, 2017 filed with the U.S. Securities and Exchange Commission and separately delivered to you by e-mail (the “Offering Memorandum”). (2) the e-mail from Bridget Pedersen, dated April 3, 2017; (3) the Instructions to this Election Form attached hereto; (4) this Election Form; and (5) the Agreement to Terms of Election before completing and signing this page. The Exchange Offer is subject to the terms of these documents as they may be amended. This Offer expires at 4:00 p.m., Pacific Time, on Monday, May 1, 2017, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Offer for an Eligible Option, please check the “Yes” box in the “Exchange Eligible Option” column. Each Eligible Option you elect to tender for exchange must be tendered in whole. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Name	Employee ID	Option Grant Number	Option Grant Date	Option Exercise Price	Option Shares Eligible for Exchange as of March 31, 2017	Option Shares Vested as of March 31, 2017	Option Exchange Election
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

Each Eligible Option you elect to tender for exchange will be cancelled and we will grant you a new restricted stock unit award (each, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):

•	Your New RSU does not include an exercise or purchase price. Your New RSU represents your right to receive one share of our common stock for each New RSU that vests in the future.

•

The number of shares to be granted to you under your New RSU will be determined using an exchange ratio that takes into account the exercise price of your tendered Eligible Option. The chart below illustrates the applicable exchange ratio for outstanding Eligible Options based on the dollar range of the exercise prices of such options.

1.

Option Exercise Price Ranges	Percentage of New RSUs received for each Eligible Option Award*
$13.00 - $16.01	24%
$7.00 - $12.99	28%
$6.00 - $6.99	30%
$5.00 - $5.99	32%
$3.00 - $4.99	40%
$2.03 - $2.99	50%
*Rounded down to the nearest share.

Your New RSU will be granted under our 2011 Plan.

•	The vesting schedule of your New RSU will be as follows:

○

Any portion of a New RSU issued in exchange for the vested portion of an Eligible Option will be subject to a new one-year cliff vesting date with 100% of such portion of the New RSU vesting on May 15, 2018.

○

Any portion of a New RSU issued in exchange for the unvested portion of an Eligible Option will continue to vest over the remainder of the original vesting period of the unvested portion of the option provided however that the New RSU will vest and shares will be issued to you on a quarterly vesting schedule with fixed vesting dates occurring on February 15, May 15, August 15 and November 15 each year (each, a “New RSU Vesting Date”). New RSU shares will vest on the first New RSU Vesting Date that occurs following your completion of the required employment period (including, if applicable, completion of a one-year cliff vesting period), provided that the first New RSU Vesting Date will be August 15, 2017.

As with any unvested equity award, you must be an employee of the Company on each vesting date to vest in the New RSU shares on that date. In the event that your employment with the Company terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall expire on your termination date.

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2.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE EXCHANGE OFFER DOCUMENTS.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 4:00 p.m., Pacific Time, on Monday, May 1, 2017, unless we extend the Exchange Offer. The last valid election in place prior to the expiration of the Exchange Offer shall control.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.

(Signature of Optionee)

(Optionee’s Name, please print in full)

Date: April , 2017

3.

AGREEMENT TO THE TERMS OF ELECTION

To:	Enphase Energy, Inc.

1420 North McDowell Boulevard

Petaluma, California 94954

Attention: HR Department

Email: optionexchange@enphaseenergy.com

I acknowledge that:

1.

I tender to Enphase for exchange those potentially Eligible Options specified on this Election Form and understand that, upon acceptance by Enphase, this Election Form will constitute a binding agreement between Enphase and me. I have checked the box corresponding to the potentially Eligible Options that I want to tender for exchange.

2.

I understand that any election that I make to tender an option for exchange that does not qualify as an Eligible Option will not be accepted and such options will remain in effect with their current terms and conditions following the Exchange Offer.

3.

I understand that if I validly tender an Eligible Option for exchange and such Eligible Option is accepted, such Eligible Option will automatically be cancelled by Enphase in exchange for the grant of a New RSU with the applicable New RSU Terms described in the Offering Memorandum.

4.	I understand that each New RSU issued to me will be for a lesser number of shares than the Eligible Option.

5.	I understand that the New RSUs will be granted pursuant to the Enphase 2011 Equity Incentive Plan, as amended.

6.	I understand that the New RSUs will have a different vesting schedule than the Eligible Options tendered in this Exchange Offer.

7.	Enphase has advised me to consult with my own advisors as to the consequences of participating or not participating in the Exchange Offer.

8.

To remain eligible to tender Eligible Options for exchange pursuant to the Exchange Offer, I understand that I must remain an Eligible Holder and must not have received nor given a notice of termination prior to the date and time that the Exchange Offer expires, which is scheduled to be 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless the Exchange Offer is extended. I understand that if I die or cease providing services to Enphase and its subsidiaries prior to the expiration date of the Exchange Offer, Enphase will not accept my Eligible Options for exchange and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options with their current terms and conditions.

9.

I understand that if I cease providing services to Enphase and its subsidiaries for any reason before all of the shares represented by a New RSU vest, I will forfeit any unvested portion of my New RSU, subject to the terms and conditions of my RSU agreement.

10.

I understand that neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment or service with Enphase or any of its subsidiaries.

11.

I understand that in accordance with Sections 6 and 13 of the Offering Memorandum, Enphase may terminate, modify or amend the Exchange Offer and postpone its acceptance and cancellation of any Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

4.

12.

I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Exchange Offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my Eligible Options will be irrevocable as of 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless the Exchange Offer is extended.

13.

I understand that I may receive certain future “confirmation letters” or other communications from Enphase in connection with the Exchange Offer, including a communication confirming if Enphase has received this Election Form and whether Enphase ultimately accepts or rejects this Election Form. Unless I have hereby provided Bridget Pedersen with an alternative e-mail address or alternative instructions for contacting me as hereby specified below, I hereby confirm that I will have access to my regular Enphase e-mail for purposes of these future communications.

Alternative contact information:

14.

I acknowledge that I have received the Offer to Exchange Eligible Options for Restricted Stock Units, including the Summary Term Sheet – Questions and Answers (collectively, the “Offer Documents”) from Enphase, dated April 3, 2017, and I agree to all of the terms and conditions of the Offer Documents.

5.

INSTRUCTIONS TO ELECTION FORM

1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meanings given them in the Offer to Exchange Eligible Options for Restricted Stock Units, dated April 3, 2017 filed with the U.S. Securities and Exchange Commission and separately delivered to you by e-mail (the “Offering Memorandum”). References in this Election Form to “Enphase,” “we,” “us,” “our,” and “ours” mean Enphase Energy, Inc.

2.	EXPIRATION DATE. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless the Exchange Offer is extended (and unless we have accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday May 26, 2017).

3.	DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Exchange Offer, a signed copy of this Election Form must be received by Enphase before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017 (or such later date as may apply if the Exchange Offer is extended) by one of the following means:

By Email (By PDF or similar imaged document file)

optionexchange@enphaseenergy.com

By Hand

Attention: HR Department

Your Election Form will be effective only upon receipt by us. Enphase will accept delivery of the signed Election Form only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the recipient indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

You are not required to tender any of your Eligible Options for exchange. If you choose to tender for exchange a particular Eligible Option, you must tender the entire option, but need not tender other Eligible Options held by you. On the Election Form, please check the box corresponding to the Eligible Option/s that you wish to tender for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you New RSUs.

4.	WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Exchange Offer may be withdrawn at any time before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time (and unless we have accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m. Pacific Time on Friday, May 26, 2017).

To withdraw tendered Eligible Options, you must deliver by hand or email (a PDF or similar imaged document file) a properly completed and signed Notice of Withdrawal to the attention of the HR Department or by email to optionexchange@enphaseenergy.com. Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered unless the withdrawn Eligible Options are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.

5.	SIGNATURES. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Holder who holds the Eligible Options to be tendered exactly as such Eligible Holder’s name appears on the applicable option or stock appreciation right agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6.

6.

REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.   Any questions or requests for assistance regarding the Exchange Offer (including requests for additional or hard copies of the Exchange Offer or this Election Form) should be directed to optionexchange@enphaseenergy.com.

7.

IRREGULARITIES.   We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder before the expiration of the Exchange Offer. No Eligible Options will be accepted for exchange until the Eligible Holder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

8.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

9.

IMPORTANT U.S. TAX INFORMATION.   You should refer to Section 12 of the Offering Memorandum, which contains important U.S. tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.

7.